EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124140, 333-122628, 333-110855, 333-110854, 33-40730, 333-103573, 333-59516, 333-38378, 333-166521 and 333-183243) and Form S-3 (Nos. 333-120776, 333-49952, 333-48194) of Molson Coors Brewing Company of our report dated February 12, 2015, relating to the consolidated financial statements of MillerCoors LLC, which appears in Exhibit 99 of Item 15 in Molson Coors Brewing Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which exhibit is incorporated by reference in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

January 26, 2016